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------                         UNITED STATES SECURITIES AND EXCHANGE COMMISSION                       ------------------------------
FORM 4                                   WASHINGTON, D.C. 20549                                                OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB NUMBER: 3235-0287
[ ] CHECK THIS BOX IF NO                                                                              EXPIRES: SEPTEMBER 30, 1998
    LONGER SUBJECT TO         Filed pursuant to Section 16(a) of the Securities                       ESTIMATED AVERAGE BURDEN
    SECTION 16. FORM 4            Exchange Act of 1934, Section 17(a) of the                          HOURS PER RESPONSE.........0.5
    OR FORM 5 OBLIGATIONS         Public Utility Holding Company Act of 1935                          ------------------------------
    MAY CONTINUE. SEE             or Section 30(f) of the Investment Company
    INSTRUCTION 1(b).                           Act of 1940
(Print or Type Responses)
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
Bender             Alan              R.           VoiceStream Wireless Corporation (VSTR)       to Issuer (Check all applicable)
--------------------------------------------   ----------------------------------------------       Director          10% Owner
    (Last)        (First)         (Middle)     3. IRS or Social Security  4. Statement for      ----              ---
VoiceStream Wireless Corporation                  Number of Reporting        Month/Year          X  Officer (give     Other (specify
12920 SE 38th Street                              Person (Voluntary)         4/2001             ---- title below) --- below)
--------------------------------------------                              -------------------   Executive Vice President, General
                  (Street)                                                5. If Amendment,      Counsel and Secretary
Bellevue           WA              98006                                     Date of Original   ------------------------------------
--------------------------------------------                                 (Month/Year)
    (City)        (State)           (Zip)                                                    7. Individual or Joint/Group Filing
USA                                                                       -------------------   (Check Applicable Line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More than
                                                                                                ----  One Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)                     action      action       or Disposed of (D)          Securities          Form          Indirect
                                   Date        Code         (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                                               (Instr. 8)                               Owned at            (D) or        Ownership
                                  (Month/                                               End of Month        Indirect      (Instr. 4)
                                   Day/   ---------------------------------------       (Instr. 3 and 4)    (I)
                                   Year)  Code    V      Amount   (A) or    Price                           (Instr. 4)
                                                                  (D)
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Common Stock                    4/19/2001   M         14,862.00    A         $5.97                          D
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Common Stock                    4/19/2001   S         14,862.00(1) D       $105.00                          D
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Common Stock                    4/19/2001   M          5,138.00    A         $5.11                          D
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Common Stock                    4/19/2001   S          5,138.00(1) D       $105.00      73,949.00           D
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Common Stock                                                                             2,015.00           1               By Trust
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.       Page 1 of 2 (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 1474 (7-96)

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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D) (Instr.   Year)                                 ity
                             Security                            3, 4, and 5)                                           (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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Stock Option -- Right to Buy     6.011  4/19/2001    M               14,862.00 Immed.  7/29/2005  Common  14,862.00
                                                                                                  Stock
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Stock Option -- Right to Buy     5.153  4/19/2001    M                5,138.00 Immed. 12/31/2004  Common   5,138.00
                                                                                                  Stock
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
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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   62,031.00 (2)           D

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        0.00 (2)           D

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Explanation of Responses:
1. The sale was pursuant to a Rule 10b5-1 plan on file with the Company.
2. The option grant has been adjusted to reflect the .0075 stock dividend declared by
   VoiceStream Wireless Corporation on March 12, 2001.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ ALAN R. BENDER              5/7/01
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date
                                                                                                 Alan R. Bender


Note: File three copies of this Form, one of which must be manually signed.
If space is insufficient, see Instruction 6 for procedure.
Potential persons who are to respond to the collection of information
contained in this form are not required to respond unless the form                                                            Page 2
displays a currently valid OMB Number.                                                                               SEC 1474 (7-96)

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